EXHIBIT 15

                   AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

        Re:    Pride Petroleum Services, Inc.
               Registration Statement on Form S-8

        We are aware that our report dated May 14, 1997 on our review of interim financial information of Pride Petroleum Services, Inc. for the three-month periods ended March 31, 1997 and 1996 included in the Company's Quarterly Report on Form 10-Q for the quarter then ended is incorporated by reference in this registration statement on Form S-8. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.


                                                   COOPERS & LYBRAND L.L.P.


Houston, Texas
May 22, 1997